  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1998

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                IMC GLOBAL INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    2874                    36-3492467
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                               ----------------

                               2100 SANDERS ROAD
                             NORTHBROOK, IL 60062
                                (847) 272-9200
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               J. BRADFORD JAMES
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                               2100 SANDERS ROAD
                             NORTHBROOK, IL 60062
                                (847) 272-9200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:
                              MICHAEL G. TIMMERS
                               KIRKLAND & ELLIS
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                                (312) 861-2000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                           PROPOSED       PROPOSED
                                           MAXIMUM        MAXIMUM         AMOUNT
 TITLE OF EACH CLASS OF                    OFFERING      AGGREGATE          OF
       SECURITIES         AMOUNT TO BE     PRICE PER      OFFERING     REGISTRATION
    TO BE REGISTERED       REGISTERED       UNIT(1)       PRICE(1)         FEE
-----------------------------------------------------------------------------------
6 1/2% Notes due 2003...  $200,000,000       100%       $200,000,000     $59,000
-----------------------------------------------------------------------------------
7 3/8% Debentures due
 2018...................  $100,000,000       100%       $100,000,000     $29,500
-----------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 1998

PROSPECTUS
            , 1998

                                IMC GLOBAL INC.
                                                         LOGO

OFFER TO EXCHANGE ITS 6 1/2% NOTES DUE 2003 AND ITS 7 3/8% DEBENTURES DUE 2018, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, FOR ANY AND ALL OF ITS OUTSTANDING 6 1/2% NOTES DUE 2003 AND 7 3/8% DEBENTURES DUE 2018, RESPECTIVELY.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON       , 1998, UNLESS EXTENDED.


                                  -----------

  IMC Global Inc. ("IMC" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 6 1/2% Notes due 2003 (the "Exchange Notes") and $1,000 principal amount of its 7 3/8% Debentures due 2018 (the "Exchange Debentures," and together with the Exchange Notes, the "Exchange Securities"), each registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 6 1/2% Notes due 2003 (the "Old Notes"), of which $200,000,000 principal amount is outstanding, and for each $1,000 principal amount of its outstanding 7 3/8% Debentures due 2018 (the "Old Debentures," and together with the Old Notes, the "Old Securities"), of which $100,000,000 principal amount is outstanding, respectively. The forms and terms of the Exchange Notes and the Exchange Debentures are the same as the forms and terms of the Old Notes and the Old Debentures, respectively, except that (i) the Exchange Notes and the Exchange Debentures will each bear a different CUSIP number from the Old Notes and the Old Debentures, respectively, (ii) the Exchange Notes and the Exchange Debentures will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes and the Exchange Debentures will not be entitled to certain rights of holders of Old Notes and Old Debentures under the Registration Rights Agreement (as defined). The Old Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes" and the Old Debentures and the Exchange Debentures are sometimes referred to herein collectively as the "Debentures." The Exchange Notes and the Exchange Debentures will evidence the same debt as the Old Notes and the Old Debentures (which they respectively replace) and will be issued under and be entitled to the benefits of the Indenture dated as of August 1, 1998 (the "Indenture") between IMC and The Bank of New York, as Trustee, governing the Notes and the Debentures. The Old Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Notes that remain outstanding after consummation of the Exchange Offer and the Exchange Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes have taken certain actions or exercised certain rights under the Indenture. Similarly, the Old Debentures and the Exchange Debentures will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Debentures outstanding after consummation of the Exchange Offer and the Exchange Debentures issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Debentures have taken certain actions or exercised certain rights under the Indenture. See "Description of Exchange Notes and Exchange Debentures" and "Exchange Offer."

  IMC will accept for exchange any and all Old Notes and Old Debentures validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
  , 1998, unless extended by IMC in its sole discretion (such time and date, as the same may be extended, the "Expiration Date"). Tenders of Old Notes and Old Debentures may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "Exchange Offer."

  The Old Securities were sold by IMC on August 11, 1998 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Chase Securities Inc. and Salomon Brothers Inc (the "Initial Purchasers") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchasers subsequently placed the Old Securities with qualified institutional buyers in reliance upon Rule 144A under the Securities Act ("Rule 144A"). Accordingly, the Old Securities may not be reoffered, resold or otherwise transferred in
                                                   (Continued on following page)

                                  -----------

  This Prospectus and the Letter of Transmittal are first being mailed to all
holders of Old Securities on           , 1998.

  SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED WITH RESPECT TO THE EXCHANGE OFFER.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
  THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

(continued from previous page)

the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Securities are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement entered into by the Company and the Initial Purchasers in connection with the Initial Offering (the "Registration Rights Agreement"). See "Exchange Offer."

  The Exchange Notes will mature on August 1, 2003 and the Exchange Debentures will mature on August 1, 2018. Each Exchange Note will bear interest at the rate of 6 1/2% per annum and each Exchange Debenture will bear interest at the rate of 7 3/8% per annum, in each case from the last Interest Payment Date (as defined) to which interest was paid on the Old Note or Old Debenture (as the case may be) surrendered in exchange therefor or, if no interest has been paid on such Old Note or Old Debenture, from August 11, 1998, payable semiannually on February 1 and August 1 in each year, commencing February 1, 1999. Holders of the Old Notes or the Old Debentures whose Old Notes or Old Debentures are accepted for exchange will not receive accrued interest on such Old Notes or Old Debentures for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes or Old Debentures prior to the original issue date of the Exchange Notes or Exchange Debentures or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes or Old Debentures, and will be deemed to have waived the right to receive any interest on such Old Notes or Old Debentures accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after August 11, 1998. Each of the Exchange Notes and the Exchange Debentures will be redeemable at the option of IMC, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the principal amount and the remaining scheduled payments of interest thereon, in each case discounted from their respective scheduled payment dates to the redemption date on a semiannual basis at the Treasury Rate (as defined) plus 15 basis points in the case of the Exchange Notes and 25 basis points in the case of the Exchange Debentures, plus in either case accrued interest thereon to the redemption date. See "Description of Exchange Notes and Exchange Debentures."

  The Exchange Notes and the Exchange Debentures will be unsecured, senior debt of IMC and will rank on a parity with all other unsecured and unsubordinated indebtedness of IMC. See "Description of Exchange Notes and Exchange Debentures."

  Any Old Notes or Old Debentures not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and benefits and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes or Old Debentures will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for registration under the Securities Act of the Old Notes or the Old Debentures held by them. To the extent that Old Notes or Old Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes and Old Debentures could be adversely affected.

  Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the "SEC" or the "Commission") set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Securities to be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than any such holders who are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act. However, any holder of Old Notes or Old Debentures who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes or the Exchange Debentures, or any broker-dealer who purchased the Old Notes or the Old Debentures from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the staff of the Commission (the "Staff") set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Old Notes or Old Debentures, as applicable, in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes or Old Debentures, as applicable, unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Notes or the Exchange Debentures as it has in such no-action letters to third parties.

  Each holder of Old Notes or Old Debentures (other than certain specified holders) who wishes to exchange the Old Notes or the Old Debentures, as applicable, for Exchange Notes or Exchange Debentures, as applicable, in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) the Exchange Notes or the Exchange Debentures, as applicable, to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes or the Exchange Debentures, as applicable, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act). Each broker-dealer that receives Exchange Notes or Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes or the Old Debentures for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes or Exchange Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Commission has taken the position in the above-mentioned no-action letters that broker-dealers who acquired Old Notes or Old Debentures for their own accounts as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the Exchange Notes or the Exchange Debentures, as applicable, other than a resale of an unsold allotment from the original sale thereof, with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a plan of distribution with respect to the resale of such Exchange Notes and Exchange Debentures. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes or Exchange Debentures, as applicable, for a period of 180 days from the issuance of the Exchange Notes or the Exchange Debentures, as applicable. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale (provided that the Company has received prior written notice from such Participating Broker-Dealer of its status as a Participating Broker-Dealer). See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on the above-mentioned no-action letters and must comply with the registration and delivery requirements of the Securities Act in connection with any resale transaction.

  The Company will not receive any cash proceeds from the issuance of the Exchange Securities offered hereby. The Company has agreed to bear the expenses of the Exchange Offer. No dealer-manager is being used in connection with the Exchange Offer.

  The Exchange Notes and the Exchange Debentures will each constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes or the Exchange Debentures on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in each of the Exchange Notes and the Exchange Debentures, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement (as defined). Accordingly, no assurance can be given that an active public market or other market will develop for the Exchange Notes or the Exchange Debentures. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of Exchange Securities."

  THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES OR OLD DEBENTURES ARE URGED TO READ THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES OR OLD DEBENTURES PURSUANT TO THE EXCHANGE OFFER.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES OR OLD DEBENTURES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  THE EXCHANGE NOTES AND THE EXCHANGE DEBENTURES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. EXCEPT AS DESCRIBED UNDER "DESCRIPTION OF EXCHANGE NOTES AND EXCHANGE DEBENTURES--BOOK ENTRY SYSTEM," THE COMPANY EXPECTS THAT THE EXCHANGE NOTES AND THE EXCHANGE DEBENTURES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE REPRESENTED BY GLOBAL SECURITIES, WHICH WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY (THE "DEPOSITARY" OR "DTC") AND REGISTERED IN THE NAME OF CEDE & CO. (DTC'S PARTNERSHIP NOMINEE). BENEFICIAL INTERESTS IN THE GLOBAL SECURITIES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY DTC AND ITS PARTICIPANTS (WHICH MAY INCLUDE MORGAN GUARANTY TRUST COMPANY OF NEW YORK, BRUSSELS OFFICE, AS OPERATOR OF THE EUROCLEAR SYSTEM, AND CITIBANK, N.A., AS OPERATOR OF CEDEL BANK, SOCIETE ANONYME). AFTER THE INITIAL ISSUANCE OF THE GLOBAL SECURITIES, EXCHANGE NOTES AND EXCHANGE DEBENTURES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL SECURITIES ONLY UNDER LIMITED CIRCUMSTANCES AS SET FORTH IN THE INDENTURE. SEE "DESCRIPTION OF EXCHANGE NOTES AND EXCHANGE DEBENTURES--BOOK ENTRY SYSTEM."

  PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES AND THE EXCHANGE DEBENTURES ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT, LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF THE EXCHANGE NOTES AND THE EXCHANGE DEBENTURES. THE COMPANY IS NOT MAKING ANY REPRESENTATION TO ANY PROSPECTIVE INVESTOR IN THE EXCHANGE NOTES OR THE EXCHANGE DEBENTURES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH PERSON UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE CORPORATE SECRETARY, IMC GLOBAL INC., 2100 SANDERS ROAD, NORTHBROOK, ILLINOIS 60062, TELEPHONE NUMBER (847) 272-9200. IN ORDER TO ENSURE TIMELY
DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY             , 1998
(FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE).

  THE COMPANY HAS FIXED THE CLOSE OF BUSINESS ON , 1998 AS THE RECORD DATE FOR THE EXCHANGE OFFER FOR PURPOSES OF DETERMINING THE HOLDERS TO WHOM THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL WILL BE MAILED INITIALLY.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the national securities exchanges on which the Company's Common Stock is listed: The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and The Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605. The Company is subject to the electronic filing requirements of the Commission. Accordingly, pursuant to the rules and regulations of the Commission, certain documents, including annual and quarterly reports and proxy statements, filed by the Company with the Commission have been and will be filed electronically. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

  This Prospectus constitutes a part of a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) filed by the Company with the Commission under the Securities Act covering the Exchange Offer contemplated hereby. This Prospectus omits certain of the information contained in the Exchange Offer Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Exchange Offer Registration Statement and related exhibits for further information with respect to the Company and the Exchange Offer. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Exchange Offer Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

  The Company has agreed that, if the Company ceases to be subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act, (i) for so long as any Notes or Debentures remain outstanding, it will mail to the holders of the Notes and the Debentures (a) annual reports containing the information required by the Exchange Act to be contained in an Annual Report on Form 10-K, (b) quarterly reports containing the information required by the Exchange Act to be contained in a Quarterly Report on Form 10-Q and (c) promptly after the occurrence of an event required to be therein reported, such other reports containing information required by the Exchange Act to be contained in a Current Report on Form 8-K and (ii) for so long as any Registrable Notes (as defined in the Registration Rights Agreement) or Registrable Debentures (as defined in the Registration Rights Agreement) remain outstanding, it will, upon the request of any holder of Registrable Notes or Registrable Debentures (x) make publicly available such information as is necessary to permit sales of such securities pursuant to Rule 144 under the Securities Act and (y) deliver such information to a prospective purchaser as is necessary to permit sales of such securities pursuant to Rule 144A under the Securities Act.

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents of the Company heretofore filed with the Commission pursuant to the Exchange Act (File No. 1-9759) are incorporated herein by reference:

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

  2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

  3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

  4. The Company's Current Report on Form 8-K filed on January 6, 1998;

  5. The Company's Current Report on Form 8-K filed on January 15, 1998; and

  6. The Company's Current Report on Form 8-K filed on April 15, 1998, as amended on June 15, 1998 and September 16, 1998.

  The consolidated financial statements of Freeport-McMoRan Inc. ("FTX") at December 31, 1996 and for each of the three years in the period ended December 31, 1996 contained in FTX's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission pursuant to the Exchange Act (File No. 1-8124) are incorporated herein by reference. The unaudited interim consolidated financial statements of FTX for the quarter ended September 30, 1997 contained in FTX's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed with the Commission pursuant to the Exchange Act (File No. 1-8124) are incorporated herein by reference.

  All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Exchange Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such reports and documents; provided, however, that the Report of the Compensation Committee and the Performance Graph contained in any Proxy Statement of the Company shall not be so deemed incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, therein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to the Corporate Secretary, IMC Global Inc., 2100 Sanders Road, Northbrook, Illinois 60062, telephone number
(847) 272-9200.

                           FORWARD-LOOKING STATEMENTS

  This Prospectus, including the documents incorporated by reference herein, includes "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act. All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's and its subsidiaries' business and operations, plans, references to future success as well as other statements which include words such as "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions, constitute forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including any special considerations included or incorporated by reference in this Prospectus; general economic, market or business conditions; conditions in and policies of the agriculture industry; weather; risks associated with export sales and investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws or policies of the United States and Canada, as well as those of the United Kingdom and other European countries, China and other countries in the Far East and Australia; changes in governmental laws and regulations affecting environmental compliance, taxes and other matters impacting the Company; the risks attendant with mining operations; the potential impacts of increased competition in the markets the Company operates within; risk factors reported from time to time in the reports filed by the Company with the SEC and other factors, many of which are beyond the control of the Company and its subsidiaries. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its subsidiaries or their business or operations.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data included elsewhere in this Prospectus and in the documents incorporated by reference in this Prospectus.

                                  THE COMPANY

  The Company is one of the world's leading producers of crop nutrients for the international agricultural community and is one of the foremost distributors in the United States of crop nutrients and related products through its retail and wholesale distribution networks. The Company is also one of the world's leading producers of salt, soda ash and other inorganic chemicals. The Company mines, processes and distributes potash in the United States and Canada and is the majority joint venture partner in IMC-Agrico Company ("IMC-Agrico"), a leading producer, marketer and distributor of phosphate crop nutrients and animal feed ingredients. The Company also mines, processes and distributes salt products in the United States, Canada and Europe and is a major producer of soda ash and other inorganic chemicals in the United States, Europe and Australia. The Company has structured its operations into five business units corresponding to its major product lines as follows: IMC Crop Nutrients (phosphates and potash), IMC Salt (salt), IMC-Agrico Feed Ingredients (animal feed), IMC Chemicals (soda ash and other inorganic chemicals) and IMC AgriBusiness (wholesale and retail distribution).

  The Company believes that it is one of the most efficient North American producers of concentrated phosphates, potash and animal feed ingredients. The Company's retail distribution network, which extends principally to corn and soybean farmers in the eastern Midwest and to cotton, peanut and vegetable farmers in the southeastern United States, is one of the preeminent distributors of crop nutrients and related products. In addition, the Company believes it is one of the lowest cost producers of salt in North America. The Company produces and markets water conditioning, agricultural, industrial, consumer and road salt products. The Company also produces soda ash, boron chemicals and other inorganic chemicals. As a result of the merger with FTX, the Company participates in the exploration and production of oil and gas with McMoRan Oil & Gas Co.

  The three major nutrients required for plant growth are phosphorus, contained in phosphate rock; potassium, contained in potash; and nitrogen. Phosphorus plays a key role in the photosynthesis process. Potassium is an important regulator of plants' physiological functions. Nitrogen is an essential element for most organic compounds and plants. These elements are naturally present in the soil but need to be replaced through the use of crop nutrients as crops exhaust them. Currently, no viable crop nutrient substitutes exist to replace the role of phosphate, potash and nitrogen in the development and maintenance of high-yield crops.

  The Company's business strategy focuses on maintaining and growing its leading position as a crop nutrient producer and distributor through extensive customer service, efficient distribution and transportation and supplying products worldwide at competitive prices by taking advantage of economies of scale and state-of-the-art technology to reduce costs. The Company intends to continue to expand its product distribution and marketing throughout the world through export associations and its international sales force. The Company recently expanded its strategy to include salt production and distribution which it considers complementary to its crop nutrient businesses.

  In April 1998, the Company completed its previously announced acquisition of privately held Harris Chemical Group, Inc. ("HCG") and its Australian affiliate, Harris Chemical Australia Pty Ltd. & Its Controlled Entities ("Penrice," and collectively with HCG, "Harris"), for approximately $1.4 billion (the "Harris Acquisition"). Under the terms of the Harris Acquisition, the Company purchased all Harris equity for approximately $450 million in cash and assumed approximately $950 million of debt. Harris, with annual sales of approximately $800 million, is a leading producer of salt, soda ash, boron chemicals and other inorganic chemicals, including potash crop nutrients.

  In December 1997, the Company completed a merger with FTX (the "FTX Merger"), which held approximately 52% of the interest in Phosphate Resource Partners Limited Partnership ("PLP"). The Company was the surviving entity and the transaction was accounted for as a purchase. Immediately prior to the FTX Merger, the sulphur and Main Pass 299 ("Main Pass") businesses of PLP and the Company were transferred to Freeport-McMoRan Sulphur Inc. ("FSC"); the Company does not own any of the outstanding shares of FSC. As a result of the FTX Merger, the Company's total interest in IMC-Agrico increased from approximately 57% to approximately 79%.

  The Company's principal executive office is located at 2100 Sanders Road, Northbrook, Illinois 60062, telephone number (847) 272-9200.

                              THE INITIAL OFFERING

Old Securities.................. The Old Securities were sold by IMC on August
                                 11, 1998 to the Initial Purchasers pursuant to a Purchase Agreement dated August 6, 1998 (the "Purchase Agreement") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Old Securities with qualified institutional buyers in reliance upon Rule 144A.

Registration Rights Agreement... Pursuant to the Purchase Agreement, the
                                 Company and the Initial Purchasers entered into the Registration Rights Agreement, which grants the holders of the Old Notes and the Old Debentures certain exchange and registration rights. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Rights Agreement relating to the Old Securities.

                               THE EXCHANGE OFFER

Securities Offered.............. Up to $200,000,000 aggregate principal amount of 6 1/2% Notes due 2003 and up to
                                 $100,000,000 aggregate principal amount of 7
                                 3/8% Debentures due 2018, which have been registered under the Securities Act.

The Exchange Offer.............. $1,000 principal amount of Exchange Notes and
                                 $1,000 principal amount of Exchange
                                 Debentures in exchange for each $1,000
                                 principal amount of Old Notes and Old
                                 Debentures, respectively. As of the date hereof, $200,000,000 aggregate principal amount of Old Notes are outstanding and $100,000,000 aggregate principal amount of Old Debentures are outstanding. The Company will issue the Exchange Notes and the Exchange Debentures, as applicable, to holders on or promptly after the Expiration Date.

                                 Based on existing interpretations by the Staff set forth in several no-action letters issued to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Securities to be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holder thereof (other than holders who are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act. However, any holder of Old Notes or Old Debentures who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes or the Exchange Debentures, or any broker-dealer who purchased the Old Notes or the Old Debentures from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Old Notes or Old Debentures, as applicable, in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes or Old Debentures, as applicable, unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Notes or the Exchange Debentures as it has in such no-action letters to third parties.

                                 Each holder of Old Notes or Old Debentures
                                 (other than certain specified holders) who wishes to exchange the Old Notes or the Old Debentures, as applicable, for Exchange Notes or Exchange Debentures, as applicable, in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) the Exchange Notes or the Exchange Debentures, as applicable, to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes or the Exchange Debentures, as applicable, and
                                 (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act). Each Participating Broker-Dealer that receives Exchange Notes or Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes or the Old Debentures for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes or

                                 Exchange Debentures. The Letter of
                                 Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Commission has taken the position in the above-mentioned no-action letters that Participating Broker-Dealers who acquired Old Notes or Old Debentures for their own accounts as a result of market-making or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Notes or the Exchange Debentures, as applicable, other than a resale of an unsold allotment from the original sale thereof, with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a plan of distribution with respect to the resale of such Exchange Notes and Exchange Debentures. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes or Exchange Debentures, as applicable, for a period of 180 days from the issuance of the Exchange Notes or the Exchange Debentures, as applicable. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale (provided that the Company has received prior written notice from such Participating Broker-Dealer of its status as a Participating Broker-Dealer). See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on the above-mentioned no-action letters and must comply with the registration and delivery requirements of the Securities Act in connection with any resale transaction.

                                 Holders of Old Notes or Old Debentures do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer.

Expiration Date................. 5:00 p.m., New York City time, on
                                   , 1998 unless extended by IMC in its sole
                                 discretion, in which case the term
                                 "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

Conditions to the Exchange       The Exchange Offer is subject to certain
Offer........................... customary conditions, which may be waived by the Company. See "Exchange Offer--
                                 Conditions."

Procedures for Tendering Old     Each holder of Old Notes or Old Debentures
Securities...................... wishing to accept the Exchange Offer must complete, sign and date the
                                 accompanying Letter of Transmittal, or a facsimile thereof (or, in the case of a book-entry transfer, deliver an Agent's Message
                                 (as defined) in lieu thereof), in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile (or, in the case of book-entry transfer, deliver an Agent's Message in lieu thereof), together with the Old Notes or Old Debentures and any other required documentation to the Exchange
                                 Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal (or, in the case of a book-entry transfer, delivering an Agent's Message in lieu thereof), each holder will represent to the Company that, among other things, (i) it is not an "affiliate" of the Company, (ii) the Exchange Notes or the Exchange
                                 Debentures, as applicable, to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes or the Exchange Debentures, as applicable, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act). Each
                                 Participating Broker-Dealer that receives
                                 Exchange Notes or Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old
                                 Notes or the Old Debentures for its own
                                 account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange
                                 Notes or Exchange Debentures. Questions
                                 regarding how to tender and requests for information should be directed to the Exchange Agent. See "Exchange Offer--Purpose and Effect of the Exchange Offer," "--
                                 Procedures for Tendering" and "--Exchange
                                 Agent."

Untendered Old Securities....... Any Old Notes or Old Debentures not tendered and accepted in the Exchange Offer will
                                 remain outstanding and will be entitled to all the same rights and benefits and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes or Old Debentures will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for registration under the Securities Act of the Old Notes or the Old Debentures held by them. To the extent that Old Notes or Old Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes and Old Debentures could be adversely affected.

Consequences of Failure to       The Old Notes and the Old Debentures that are
Exchange........................ not exchanged for Exchange Notes and Exchange
                                 Debentures, respectively, pursuant to the
                                 Exchange Offer will remain restricted
                                 securities. Accordingly, such Old Notes or Old Debentures may be offered, sold or otherwise transferred only to certain persons or under certain circumstances. The Old Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. In the event that the Exchange
                                 Offer is consummated, any Old Notes that remain outstanding after consummation of the Exchange Offer and the Exchange Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes have taken certain actions or exercised certain rights under the Indenture. Similarly, the Old Debentures and the Exchange Debentures will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Debentures outstanding after consummation of the Exchange Offer and the Exchange
                                 Debentures issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Debentures have taken certain actions or exercised certain rights under the Indenture. See "Exchange Offer--Consequences of Failure to Exchange."

Shelf Registration Statement.... If (i) because of any change in law or in currently prevailing interpretations thereof by the Staff, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 180 days after the date of issuance of the Old Securities or (iii) upon the request of any Initial Purchaser, if such Initial Purchaser is not permitted, in the reasonable opinion of counsel, pursuant to applicable law or applicable interpretations of the Staff, to participate in the Exchange Offer and thereby receive securities that are freely tradeable without restriction under the Securities Act and applicable blue sky or state securities laws, then in each case, the Company has agreed, among other things, to file a shelf registration statement covering resales of the Old Securities (the "Shelf Registration Statement") and use its reasonable best efforts to cause it to be declared effective under the Securities Act. See "Exchange Offer--Purpose and Effect of the Exchange Offer."

Special Procedures for           Any beneficial owner whose Old Notes or Old
Beneficial Owners............... Debentures are registered in the name of a broker, dealer, commercial bank, trust
                                 company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.
                                 See "Instructions to Registered Holder and/or
                                 Book-Entry Transfer Facility Participant from
                                 Beneficial Owner" included with the Letter of Transmittal.

Guaranteed Delivery Procedures.. Holders of Old Notes or Old Debentures who
                                 wish to tender their Old Notes or Old
                                 Debentures and whose Old Notes or Old
                                 Debentures are not immediately available or who cannot deliver their Old Notes or Old Debentures, the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent's Message in lieu thereof) or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes or Old Debentures according to the guaranteed delivery procedures set forth in "Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights............... Tenders of Old Notes and Old Debentures may
                                 be withdrawn at any time on or prior to the Expiration Date.

Acceptance of Old Securities
and Delivery of Exchange
Securities......................
                                 The Company will accept for exchange any and all Old Securities which are properly tendered in the Exchange Offer on or prior to the Expiration Date. The Exchange Securities issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "Exchange Offer-- Terms of the Exchange Offer."

Use of Proceeds................. The Company will not receive any cash proceeds from the issuance of the Exchange
                                 Securities offered hereby.

Exchange Agent.................. The Bank of New York is serving as Exchange
                                 Agent in connection with the exchange offer of Exchange Securities for Old Securities. The Bank of New York is referred to herein as the "Exchange Agent."

Certain Federal Income Tax       See "Certain Federal Income Tax Consequences"
Consequences.................... for a discussion of certain federal income tax consequences of the exchange of Old Notes or Old Debentures for Exchange Notes or
                                 Exchange Debentures, respectively.

                            THE EXCHANGE SECURITIES

General......................... The forms and terms of the Exchange Notes and the Exchange Debentures are the same as the forms and terms of the Old Notes and the Old Debentures, respectively, except that (i) the Exchange Notes and the Exchange Debentures will each bear a different CUSIP number from the Old Notes and the Old Debentures, respectively, (ii) the Exchange Notes and the Exchange Debentures will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes and the Exchange Debentures will not be entitled to certain rights of holders of Old Notes and Old Debentures under the Registration Rights Agreement. The Exchange Notes and the Exchange Debentures will evidence the same debt as the Old

                                 Notes and the Old Debentures (which they respectively replace) and will be issued under and be entitled to the benefits of the Indenture. The Old Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Notes that remain outstanding after consummation of the Exchange Offer and the Exchange Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes have taken certain actions or exercised certain rights under the Indenture. Similarly, the Old Debentures and the Exchange Debentures will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Debentures outstanding after consummation of the Exchange Offer and the Exchange Debentures issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Debentures have taken certain actions or exercised certain rights under the Indenture. See "Description of Exchange Notes and Exchange Debentures."

Issuer.......................... IMC Global Inc.

Maturity Dates.................. The Exchange Notes will mature on August 1,
                                 2003 and the Exchange Debentures will mature on August 1, 2018.

Interest Rates.................. Each Exchange Note will bear interest at the rate of 6 1/2% per annum and each Exchange
                                 Debenture will bear interest at the rate of 7 3/8% per annum, in each case from the last Interest Payment Date to which interest was paid on the Old Notes or Old Debentures (as the case may be) surrendered in exchange therefor or, if no interest has been paid on such Old Notes or Old Debentures, from August 11, 1998, payable semiannually on February 1 and August 1 in each year, commencing February 1, 1999. Holders of the Old Notes or the Old Debentures whose Old Notes or Old Debentures are accepted for exchange will not receive accrued interest on such Old Notes or Old Debentures for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes or Old Debentures prior to the original issue date of the Exchange Notes or Exchange Debentures or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes or Old Debentures, and will be deemed to have waived the right to receive any interest on such Old Notes or Old Debentures accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after August 11, 1998.

Ranking......................... The Exchange Notes and the Exchange
                                 Debentures will be unsecured, senior debt of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. However, because the Company is a holding company which conducts substantially all of its operations through subsidiaries, the right of the Company, and hence the right of creditors of the Company (including the holders of the Exchange Notes and the Exchange Debentures), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

Optional Redemption............. Each of the Exchange Notes and the Exchange
                                 Debentures is redeemable at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the principal amount and the remaining scheduled payments of interest thereon, in each case discounted from their respective scheduled payment dates to the redemption date on a semiannual basis at the Treasury Rate (as defined) plus 15 basis points in the case of the Exchange Notes and 25 basis points in the case of the Exchange Debentures, plus in either case accrued interest thereon to the redemption date. The Exchange Notes and the Exchange Debentures will not be subject to any sinking fund. See "Description of Exchange Notes and Exchange Debentures--Optional Redemption."

Certain Covenants............... The Indenture contains certain covenants that limit, among other things, the ability of the Company and its Restricted Subsidiaries (as defined) to create liens on certain assets or enter into sale and leaseback transactions with respect to certain assets. See "Description of Exchange Notes and Exchange Debentures--Certain Covenants." In addition, the Indenture limits the ability of the Company to consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets or assign any of its obligations under the Notes and Debentures or the Indenture to any other person. See "Description of Exchange Notes and Exchange Debentures--Successor Company."

  For additional information regarding the Exchange Securities, see "Description of Exchange Notes and Exchange Debentures."

                                USE OF PROCEEDS

  There will be no cash proceeds to the Company from the issuance of the Exchange Securities offered hereby. The proceeds of the Initial Offering were used to repay short-term debt, including commercial paper, of IMC and for general corporate purposes. See "Use or Proceeds."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered before tendering Old Notes or Old Debentures for Exchange Notes or Exchange Debentures.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following selected historical consolidated financial information for IMC with respect to each year in the five-year period ended December 31, 1997 is derived from and should be read in conjunction with the consolidated financial statements of IMC. The consolidated financial statements of IMC for each of the years in the three-year period ended December 31, 1997 are included in documents incorporated by reference in this Prospectus. Such consolidated financial statements have been audited by Ernst & Young LLP, independent auditors. The following selected consolidated financial information as of and for each of the six-month periods ended June 30, 1998 and 1997 is derived from and should be read in conjunction with the unaudited interim condensed consolidated financial statements of IMC which are included in documents incorporated by reference in this Prospectus. Such unaudited interim condensed consolidated financial statements reflect all adjustments (consisting only of normally recurring accruals) which the management of IMC considers necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year. See "Information Incorporated by Reference."

                               SIX MONTHS
                             ENDED JUNE 30,               YEARS ENDED DECEMBER 31,
                          --------------------  ------------------------------------------------
                          1998 (1)(2)   1997    1997 (2)    1996      1995      1994    1993 (3)
                          ----------- --------  --------  --------  --------  --------  --------
                                   (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............   $1,898.6   $1,713.0  $2,988.6  $2,941.0  $2,940.4  $2,475.7  $1,640.5
Gross margins...........      467.1      430.0     738.6     745.0     778.7     559.9     252.7
Main Pass writedown (4).        --         --      183.7       --        --        --        --
Sterlington litigation
 settlement, net (5)....        --         --        --        --        --        --      169.1
Operating earnings
 (loss).................      300.2      297.4     303.0     461.4     566.6     399.7     (98.1)
Interest expense........       83.7       25.2      53.5      56.7      69.8      77.5      76.6
Other (income) expense,
 net....................       (8.9)       --       (6.2)     (5.9)    (15.2)     (6.6)     21.1
                           --------   --------  --------  --------  --------  --------  --------
Earnings (loss) before
 minority interest......      225.4      272.2     255.7     410.6     512.0     328.8    (195.8)
Minority interest.......       17.2       71.5     124.4     185.7     163.6     106.8       5.3
                           --------   --------  --------  --------  --------  --------  --------
Earnings (loss) before
 taxes..................      208.2      200.7     131.3     224.9     348.4     222.0    (201.1)
Provision (credit) for
 income taxes...........       73.2       73.3      43.5      89.7     129.4      97.8     (75.2)
                           --------   --------  --------  --------  --------  --------  --------
Earnings (loss) before
 extraordinary item and
 cumulative effect of
 accounting change......      135.0      127.4      87.8     135.2     219.0     124.2    (125.9)
Extraordinary charge--
 debt retirement........       (2.7)      (3.3)    (24.9)     (8.1)     (3.5)     (4.4)    (25.2)
Cumulative effect on
 prior years of change
 in accounting for
 postemployment benefits
 (net of taxes).........        --         --        --        --        --       (5.9)      --
                           --------   --------  --------  --------  --------  --------  --------
Net earnings (loss).....   $  132.3   $  124.1  $   62.9  $  127.1  $  215.5  $  113.9  $ (151.1)
                           ========   ========  ========  ========  ========  ========  ========
DILUTED EARNINGS (LOSS)
 PER SHARE:
Earnings (loss) before
 extraordinary item and
 cumulative effect of
 accounting change......   $   1.18   $   1.33  $   0.93  $   1.39  $   2.34  $   1.45  $  (1.50)
Extraordinary charge--
 debt retirement........      (0.02)     (0.03)    (0.26)    (0.08)    (0.04)    (0.05)    (0.31)
Cumulative effect on
 prior years of change
 in
 accounting.............        --         --        --        --        --      (0.07)      --
                           --------   --------  --------  --------  --------  --------  --------
Net earnings (loss).....   $   1.16   $   1.30  $   0.67  $   1.31  $   2.30  $   1.33  $  (1.81)
                           ========   ========  ========  ========  ========  ========  ========
Diluted weighted average
 number of shares
 outstanding............      114.8       95.6      94.7      97.0      95.5      88.8      81.2
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital.........   $ (536.0)  $  592.6  $  389.1  $  582.6  $  507.6  $  355.2  $  427.7
Total assets............    6,741.1    3,611.6   4,673.9   3,485.2   3,521.8   3,275.1   3,280.9
Long-term debt, less
 current maturities.....    1,639.1      694.8   1,235.2     656.8     741.7     699.1     950.0
Total stockholders'
 equity.................    2,037.3    1,339.9   1,935.7   1,326.2   1,090.4     883.3     653.1
OTHER FINANCIAL DATA:
Capital expenditures....   $  174.0   $  105.0  $  244.0  $  209.0  $  146.0  $   97.7  $   74.1
Depreciation, depletion
 and amortization.......      124.6      100.5     183.2     171.0     166.4     162.7     104.9

--------
(1) Operating results reflect the Harris Acquisition which occurred in April 1998. Also, includes a $14.0 million restructuring charge, $9.1 million after tax benefits or $0.08 per share, recorded in conjunction with the divestiture of the IMC Vigoro business unit.
(2) Operating results reflect the FTX Merger which occurred in December 1997.
(3) Operating results reflect the consolidation of IMC-Agrico which was formed in July 1993.
(4) Represents an adjustment to reduce the historical carrying value of IMC's interest in Main Pass to estimated fair value.
(5) Represents a charge related to the settlement of litigation resulting from a May 1991 explosion at a nitroparafins plant in Sterlington, Louisiana.

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors in addition to the other information set forth in the Prospectus before tendering Old Notes or Old Debentures in exchange for Exchange Notes or Exchange Debentures.

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF EXCHANGE
SECURITIES

  The Old Notes and the Old Debentures were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes or the Old Debentures. The Old Notes and the Old Debentures have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes and Exchange Debentures, respectively, by holders who are entitled to participate in this Exchange Offer. After consummation of the Exchange Offer, the market for each of the Old Notes and the Old Debentures not tendered or exchanged (or tendered but not accepted for exchange) in the Exchange Offer will be even more limited than their existing market. The Exchange Notes and the Exchange Debentures will each constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes or the Exchange Debentures on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in each of the Exchange Notes and the Exchange Debentures, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or the Exchange Debentures or as to the liquidity of the trading market for each of the Exchange Notes and the Exchange Debentures. If a trading market does not develop or is not maintained, holders of the Exchange Notes or the Exchange Debentures, as applicable, may experience difficulty in reselling the Exchange Notes or the Exchange Debentures, as applicable, or may be unable to sell them at all. If a market for the Exchange Notes or the Exchange Debentures develops, any such market may be discontinued at any time.

  If a public trading market develops for the Exchange Notes or the Exchange Debentures, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes and the Exchange Debentures may each trade at a discount from their respective principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

  Issuance of the Exchange Notes and the Exchange Debentures in exchange for the Old Notes and the Old Debentures, respectively, pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes or Old Debentures, a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message in lieu thereof) and all other required documents. Therefore, holders of the Old Notes or the Old Debentures desiring to tender such Old Notes or Old Debentures in exchange for Exchange Notes or Exchange Debentures, respectively, should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes or Old Debentures for exchange. Old Notes and Old Debentures that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to certain restrictions on transfer, and holders thereof will not have any further registration rights under the Registration Rights Agreement. In addition, any holder of Old Notes or Old Debentures who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes or the Exchange Debentures may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each Participating Broker-Dealer that receives Exchange Notes or Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes or the Old Debentures for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes or Exchange Debentures. See "Exchange Offer--Resale of the Exchange Securities" and "Plan of Distribution." To the extent that Old Notes or Old Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes or Old Debentures could be adversely affected. See "Exchange Offer."

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes or the Exchange Debentures offered hereby. In consideration for issuing the Exchange Notes and the Exchange Debentures contemplated in this Prospectus, the Company will receive Old Notes and Old Debentures, each in like principal amount, the forms and terms of which are the same as the forms and terms of the Exchange Notes (which replace the Old Notes) and the Exchange Debentures (which replace the Old Debentures), except as otherwise described herein. The Old Notes and the Old Debentures surrendered in exchange for Exchange Notes and the Exchange Debentures, respectively, will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes and the Exchange Debentures will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the capitalization table.

  The net proceeds to the Company from the sale of the Old Securities in the Initial Offering (after deducting discounts, fees and expenses) were utilized by the Company to repay short-term debt, including commercial paper, and for general corporate purposes.

                                CAPITALIZATION

  The following table sets forth, at June 30, 1998, (i) the unaudited consolidated historical capitalization of IMC and (ii) the unaudited combined pro forma capitalization of IMC giving effect to the sale of the Old Notes and the Old Debentures and the application of the proceeds therefrom as described under "Use of Proceeds." The pro forma capitalization is presented for informational purposes only and is not necessarily indicative of the future capitalization of IMC. The table should be read in conjunction with the historical and pro forma financial statements and notes thereto of IMC, including IMC's Current Report on Form 8-K filed on April 15, 1998, as amended on June 15, 1998 and September 16, 1998. See "Information Incorporated by Reference."

                                                              AT JUNE 30, 1998
                                                            --------------------
                                                            HISTORICAL PRO FORMA
                                                            ---------- ---------
                                                                (DOLLARS IN
                                                                 MILLIONS)
Short-term debt:
  Commercial paper.........................................  $  482.1  $  182.1
  Notes and debentures.....................................     718.8     718.8
  Other....................................................      93.2      93.2
                                                             --------  --------
    Total short-term debt..................................   1,294.1     994.1
Long-term debt:
  Commercial paper.........................................     612.1     612.1
  Notes and debentures.....................................     634.1     934.1
  Other....................................................     392.9     392.9
                                                             --------  --------
    Total long-term debt...................................   1,639.1   1,939.1
                                                             --------  --------
Total debt.................................................   2,933.2   2,933.2
Total stockholders' equity.................................   2,037.3   2,037.3
                                                             --------  --------
Total capitalization.......................................  $4,970.5  $4,970.5
                                                             ========  ========

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges of IMC for the periods indicated:

                                          SIX MONTHS  YEAR ENDED DECEMBER 31,
                                          ENDED JUNE -------------------------
                                           30, 1998  1997 1996 1995 1994 1993
                                          ---------- ---- ---- ---- ---- -----
Ratio of earnings to fixed charges (a)...    3.69    5.78 8.24 8.34 5.24 (1.56)
Adjusted ratio of earnings to fixed
 charges (b).............................    3.86    9.21 9.98 8.34 5.24  0.65

--------
(a) Earnings consist of pre-tax earnings from continuing operations but before fixed charges. Fixed charges consist of interest on indebtedness, interest capitalized as part of fixed assets, amortization of debt expense and rent expense which is deemed representative of an interest factor.
(b) The adjusted ratio of earnings to fixed charges for the six months ended June 30, 1998 excludes a charge of $9.1 million relating to the sale of the Company's IMC Vigoro business unit. The adjusted ratio of earnings to fixed charges for the year ended December 31, 1997 excludes a charge of $183.7 million relating to the writedown of the historical carrying value of IMC's interest in Main Pass. The adjusted ratio of earnings to fixed charges for the year ended December 31, 1996 excludes a charge of $98.6 million relating to the merger of The Vigoro Corporation into a wholly owned subsidiary of IMC. The adjusted ratio of earnings to fixed charges for the year ended December 31, 1993 excludes a charge of $169.1 million relating to the settlement of litigation resulting from a May 1991 explosion at a nitroparaffins plant in Sterlington, Louisiana.

                                  THE COMPANY

  The Company is one of the world's leading producers of crop nutrients for the international agricultural community and is one of the foremost distributors in the United States of crop nutrients and related products through its retail and wholesale distribution networks. The Company is also one of the world's leading producers of salt, soda ash and other inorganic chemicals. The Company mines, processes and distributes potash in the United States and Canada and is the majority joint venture partner in IMC-Agrico, a leading producer, marketer and distributor of phosphate crop nutrients and animal feed ingredients. The Company also mines, processes and distributes salt products in the United States, Canada and Europe and is a major producer of soda ash and other inorganic chemicals in the United States, Europe and Australia. The Company has structured its operations into five business units corresponding to its major product lines as follows: IMC Crop Nutrients (phosphates and potash), IMC Salt
(salt), IMC-Agrico Feed Ingredients (animal feed), IMC Chemicals (soda ash and other inorganic chemicals) and IMC AgriBusiness (wholesale and retail distribution).

  The Company believes that it is one of the most efficient North American producers of concentrated phosphates, potash and animal feed ingredients. The Company's retail distribution network, which extends principally to corn and soybean farmers in the eastern Midwest and to cotton, peanut and vegetable farmers in the southeastern United States, is one of the preeminent distributors of crop nutrients and related products. In addition, the Company believes it is one of the lowest cost producers of salt in North America. The Company produces and markets water conditioning, agricultural, industrial, consumer and road salt products. The Company also produces soda ash, boron chemicals and other inorganic chemicals. As a result of the FTX Merger, the Company participates in the exploration and production of oil and gas with McMoRan Oil & Gas Co.

  The three major nutrients required for plant growth are phosphorus, contained in phosphate rock; potassium, contained in potash; and nitrogen. Phosphorus plays a key role in the photosynthesis process. Potassium is an important regulator of plants' physiological functions. Nitrogen is an essential element for most organic compounds and plants. These elements are naturally present in the soil but need to be replaced through the use of crop nutrients as crops exhaust them. Currently, no viable crop nutrient substitutes exist to replace the role of phosphate, potash and nitrogen in the development and maintenance of high-yield crops.

  The Company's business strategy focuses on maintaining and growing its leading position as a crop nutrient producer and distributor through extensive customer service, efficient distribution and transportation and supplying products worldwide at competitive prices by taking advantage of economies of scale and state-of-the-art technology to reduce costs. The Company intends to continue to expand its product distribution and marketing throughout the world through export associations and its international sales force. The Company recently expanded its strategy to include salt production and distribution which it considers complementary to its crop nutrient businesses.

  In April 1998, the Company completed the Harris Acquisition for approximately $1.4 billion. Under the terms of the Harris Acquisition, the Company purchased all Harris equity for approximately $450 million in cash and assumed approximately $950 million of debt. Harris, with annual sales of approximately $800 million, is a leading producer of salt, soda ash, boron chemicals and other inorganic chemicals, including potash crop nutrients.

  In December 1997, the Company completed the FTX Merger, which held approximately 52% of the interest in PLP. The Company was the surviving entity and the transaction was accounted for as a purchase. Immediately prior to the FTX Merger, the sulphur and Main Pass businesses of PLP and the Company were transferred to FSC; the Company does not own any of the outstanding shares of FSC. As a result of the FTX Merger, the Company's total interest in IMC-Agrico increased from approximately 57% to approximately 79%.

                              RECENT DEVELOPMENTS

  The Company is exploring strategic options for, including the possible divestiture of, its IMC AgriBusiness retail and wholesale distribution unit. In addition, the Company is exploring strategic options for, including the possible divestiture of, certain chemical assets and businesses which were acquired as part of the Harris Acquisition, which assets and businesses are not deemed to be core to the Company's strategy.

  In September 1998, the Company announced the consolidation of its phosphate and potash business units into a new business unit, IMC Crop Nutrients. The Company's phosphate business, formerly known as IMC-Agrico Crop Nutrients, is now called IMC-Agrico Phosphates.

             DESCRIPTION OF EXCHANGE NOTES AND EXCHANGE DEBENTURES

  The Exchange Notes and the Exchange Debentures will be issued as separate series under an Indenture dated as of August 1, 1998 between the Company and The Bank of New York, as Trustee. The Exchange Notes and the Exchange Debentures will constitute "Senior Debt Securities" under the Indenture. The forms and terms of the Exchange Notes and the Exchange Debentures are the same as the forms and terms of the Old Notes and the Old Debentures, respectively, except that (i) the Exchange Notes and the Exchange Debentures will each bear a different CUSIP number from the Old Notes and the Old Debentures, respectively,
(ii) the Exchange Notes and the Exchange Debentures will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes and the Exchange Debentures will not be entitled to certain rights of holders of Old Notes and Old Debentures under the Registration Rights Agreement. The following summary of certain provisions of the Exchange Notes, the Exchange Debentures and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture (including the definitions therein of certain terms), a copy of which has been filed as an exhibit to the Exchange Offer Registration Statement. Certain capitalized terms used herein are defined in the Indenture. Unless the context otherwise indicates, references in this Description of Exchange Notes and Exchange Debentures to the "Company" or "IMC" refer to IMC Global Inc., the issuer of the Exchange Notes and the Exchange Debentures, and not to its subsidiaries.

GENERAL

  The Exchange Notes will mature on August 1, 2003 and the Exchange Debentures will mature on August 1, 2018. Each Exchange Note will bear interest at the rate of 6 1/2% per annum and each Exchange Debenture will bear interest at the rate of 7 3/8% per annum, in each case from the last Interest Payment Date (as defined) to which interest was paid on the Old Notes or Old Debentures (as the case may be) surrendered in exchange therefor or, if no interest has been paid or such Old Note or Old Debenture, from August 11, 1998, payable semiannually on February 1 and August 1 in each year (each such date being referred to herein as an "Interest Payment Date"), commencing February 1, 1999, to the person in whose name such Exchange Note or Exchange Debenture, as the case may be, is registered at the close of business on January 15 or July 15, as the case may be, preceding such Interest Payment Dates. Interest on the Exchange Notes and the Exchange Debentures will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date, maturity date or redemption date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, maturity date or redemption date, as the case may be, to such next Business Day. "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in New York, New York are open for business. Holders of the Old Notes or the Old Debentures whose Old Notes or Old Debentures are accepted for exchange will not receive accrued interest on such Old Notes or Old Debentures for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes or Old Debentures prior to the original issue date of the Exchange Notes or Exchange Debentures or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes or Old Debentures, and will be deemed to have waived the right to receive any interest on such Old Notes or Old Debentures accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after August 11, 1998.

  The Old Notes and the Old Debentures are, and the Exchange Notes and the Exchange Debentures will be, unsecured, senior debt of the Company and rank, and will rank, on a parity with all other unsecured and unsubordinated indebtedness of the Company. However, because the Company is a holding company which conducts substantially all of its operations through subsidiaries, the right of the Company, and hence the right of creditors of the Company (including the holders of the Notes and the Debentures), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

  The Indenture does not limit the amount of debt securities which can be issued thereunder and provides that debt securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indenture does not limit the amount of other Indebtedness or securities, other than certain secured Indebtedness as described below, which may be issued by the Company or its Subsidiaries.

  The Old Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Notes that remain outstanding after consummation of the Exchange Offer and the Exchange Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes have taken certain actions or exercised certain rights under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Old Notes and the Exchange Notes then outstanding. Similarly, the Old Debentures and the Exchange Debentures will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Debentures outstanding after consummation of the Exchange Offer and the Exchange Debentures issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Debentures have taken certain actions or exercised certain rights under the Indenture. Accordingly, all references to specified percentages in aggregate principal amount of the outstanding Debentures shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Old Debentures and the Exchange Debentures then outstanding.

  The Company currently guarantees the payment of $75 million principal amount of industrial development bonds due 2015 issued by the Florida Polk County Industrial Development Authority (the "Polk County Bonds"). As a result of the FTX Merger, the Company is not in technical compliance with one covenant in such guaranty. The Company has notified The Bank of New York, trustee for the holders of the Polk County Bonds, regarding this issue. The holders of the Polk County Bonds have not sought to accelerate the Polk County Bonds or requested that any other action be taken. Because solicitation of a unanimous waiver is impractical, the Company currently intends to take no action. The Company does not believe that any acceleration, redemption or refinancing of the Polk County Bonds would have a material adverse effect on the Company and its subsidiaries taken as a whole because the Company believes it would be able to repay the Polk County Bonds from available sources of liquidity.

  Notes and Debentures will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof.

OPTIONAL REDEMPTION

  Each of the Notes and the Debentures will be redeemable at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum, as determined by the Independent Investment Banker, of the present values of the principal amount and the remaining scheduled payments of interest on the Notes or Debentures (as the case may be) to be redeemed, in each case discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the Notes and 25 basis points in the case of the Debentures, plus in either case accrued but unpaid interest thereon to the redemption date. The Notes and the Debentures will not be subject to any sinking fund.

  Notice of any redemption must be given at least 30 days but not more than 60 days before the redemption date to each registered holder of Notes or Debentures to be redeemed. If money sufficient to pay the redemption price of and accrued interest on all of the Notes or the Debentures, as the case may be (or portion thereof), to be redeemed on the redemption date is deposited with the Trustee or a Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after such date, interest will cease to accrue on such Notes or Debentures, as the case may be (or such portion thereof), called for redemption.

  "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes or the Debentures (as the case may be) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes or Debentures (as the case may be) to be redeemed.

  "Comparable Treasury Price" means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

  "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

  "Reference Treasury Dealer" means each of Merrill Lynch Government Securities Inc., J.P. Morgan Securities Inc., Chase Securities Inc. and Salomon Brothers Inc, their affiliates, their respective successors and any other primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer") selected by the Company in addition to, or in substitution for, any of such firms; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

BOOK ENTRY SYSTEM

  The Company has established a depositary arrangement with the Depositary with respect to the Notes and the Debentures, the terms of which are summarized below.

  Upon issuance, all Notes and Debentures will be represented by Global Securities. The Global Securities representing the Notes and the Debentures will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Securities may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

  So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole holder of the Notes or Debentures represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners (as hereinafter defined) of the Global Securities representing the Notes and the Debentures will not be entitled to receive physical delivery of certificated Notes or Debentures and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing the Notes or the Debentures shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant (as defined), then such Beneficial Owner must rely on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing the Notes or the Debentures.

  The Global Securities representing the Notes and the Debentures will be exchangeable for certificated Notes and Debentures, respectively, of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Securities, (ii) the Depositary ceases to be a clearing agency registered under the Exchange Act, (iii) the Company in its sole discretion determines that the Global Securities shall be exchangeable for certificated Notes or Debentures or (iv) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes or the Debentures. Upon any such exchange, the certificated Notes or Debentures shall be registered in the names of the Beneficial Owners of the Global Securities representing the Notes or the Debentures, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

  The following is based on information furnished by the Depositary:

    The Depositary will act as securities depository for the Notes and the Debentures. The Notes and the Debentures will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). Fully registered Global Securities will be issued for the Notes and the Debentures, in the aggregate principal amount of such issue, and will be deposited with the Depositary.

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes to Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

    Purchases of Notes and Debentures under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Notes and Debentures on the Depositary's records. The ownership interest of each actual purchaser of each Note or Debenture represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities representing the Notes and the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of the Global Securities representing the Notes and the Debentures will not receive certificated Notes and Debentures representing their ownership interests therein, except in the event that use of the book-entry system for such Debentures is discontinued.

    To facilitate subsequent transfers, all Global Securities representing the Notes and the Debentures which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Notes and the

  Debentures; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes or Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Notes and the Debentures. Under its usual procedure, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes and the Debentures are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Notes and the Debentures will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    The Depositary may discontinue providing its services as securities depository with respect to the Notes and the Debentures at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated Notes and Debentures are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, certificated Notes and Debentures will be printed and delivered.

  The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT AND PAYMENT

  All payments of principal, premium, if any, and interest will be made by the Company in immediately available funds. The Notes and the Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes and the Debentures will therefore be required by the Depositary to settle in immediately available funds.

CERTAIN COVENANTS

  Limitation on Liens. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary now owned or hereafter acquired, unless all payments due under the Indenture and the Senior Debt Securities are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien, except for Permitted Liens. See also "Exempted Indebtedness" below.

  Limitations on Sale and Leaseback Transactions. The Indenture provides that neither the Company nor any Restricted Subsidiary will enter into any sale and leaseback transaction with respect to any Principal Property (whether such Principal Property is now owned or hereafter acquired) (except for temporary leases of a term, including renewals, not exceeding five years) unless either
(a) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of the Indenture, to incur Indebtedness secured by a Lien on such property to be leased without equally and ratably securing the Senior Debt Securities, or (b) the Company within 180 days after the effective date of such transaction applies to the voluntary retirement of its Funded Debt an amount equal to the value of such transaction, defined as the greater of the net proceeds of the sale of the property leased in such transaction or the fair value, as determined by the Board of Directors, of the leased property at the time such transaction was entered into. The Indenture defines "Funded Debt" as indebtedness (including the Senior Debt Securities) maturing by the terms thereof more than one year after the original creation thereof. See also "Exempted Indebtedness" below.

  Exempted Indebtedness. Notwithstanding the foregoing limitations on Liens and sale and leaseback transactions, the Company and its Restricted Subsidiaries may issue, assume, suffer to exist or guarantee Indebtedness secured by a Lien without securing the Senior Debt Securities, or may enter into sale and leaseback transactions without retiring Funded Debt, or enter into a combination of such transactions, if the sum of the principal amount of all such Indebtedness and the aggregate value of all such sale and leaseback transactions does not at any such time exceed 10% of the consolidated total assets of the Company and its consolidated Subsidiaries as shown in the most recent audited consolidated balance sheet contained in the latest annual report to the stockholders of the Company.

EVENTS OF DEFAULT AND REMEDIES

  An Event of Default with respect to any series of Senior Debt Securities is defined as: (i) default in the payment of any installment of interest on or any Additional Amounts payable in respect of any security of that series of Senior Debt Securities when and as the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of all or any part of the principal (which includes any premium payable on any Senior Debt Security) of any security of that series of Senior Debt Securities when and as the same shall become due and payable either at maturity, upon any redemption, or otherwise; (iii) the failure by the Company to perform or observe any of its other covenants, conditions or agreements contained in the Indenture or in that series of Senior Debt Securities and continuance of such failure for a period of 90 days after due notice by the Trustee or by the holders of at least 25% in principal amount of such series of Senior Debt Securities then outstanding; (iv) default in the payment of any scheduled principal of or interest on any Indebtedness of the Company or any wholly owned Subsidiary of the Company (other than that series of Senior Debt Securities) aggregating more than $25 million in principal amount, when due after giving effect to any applicable grace period, that results in such Indebtedness becoming due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged; or
(v) certain events of bankruptcy, insolvency or reorganization involving the Company as more fully described in the Indenture. The Indenture provides that the Trustee shall notify the holders of the relevant series of Senior Debt Securities of any continuing default known to the Trustee which has occurred within 90 days after the occurrence thereof. The Indenture provides that notwithstanding the foregoing, except in the case of default in the payment of the principal of, interest on or any Additional Amounts payable in respect of any series of Senior Debt Securities, the Trustee may withhold such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of such series of Senior Debt Securities.

  If an Event of Default of the type described in clause (v) shall happen and be continuing, then the principal of, accrued and unpaid interest on and any Additional Amounts payable in respect of the Senior Debt Securities will become immediately due and payable. If one or more Events of Default of the type described in clauses (i) through (iv) with respect to any series of Senior Debt Securities at the time outstanding shall happen and be continuing, then either the Trustee or the holders of not less than 25% of the principal amount of such series of

Senior Debt Securities then outstanding may declare the principal, accrued and unpaid interest on and any Additional Amounts payable in respect of such series of Senior Debt Securities due and payable immediately. This provision is subject to the condition that if, after any declaration of acceleration and before Stated Maturity of the principal with respect to such series of Senior Debt Securities, all arrears of interest and any Additional Amounts and the expenses of the Trustee, its agents or attorneys shall be paid by or for the account of the Company, and all Defaults (other than the payment of principal that has been declared due and payable) have been cured to the satisfaction of the Trustee, then the Trustee shall, upon the written request of the holders of a majority in principal amount of such series of Senior Debt Securities, waive such Default and rescind or annul the declaration of acceleration; but no such waiver, rescission or annulment shall extend to or affect any subsequent Default or impair any right consequent thereon.

  No holder of any series of Senior Debt Securities will have the right to pursue a remedy under the Indenture or such series of Senior Debt Securities, unless (1) such holder gives the Trustee notice of a continuing Default with respect to such series of Senior Debt Securities, (2) the holders of at least a majority in principal amount of such series of Senior Debt Securities make a request to the Trustee to pursue the remedy, (3) such holder or holders offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense and (4) the Trustee does not comply with the request within 30 days after the receipt of the request and the offer of security or indemnity. However, nothing contained in the Indenture shall affect or impair the right of any holder of any series of Senior Debt Securities to institute suit to enforce payment of the principal of, interest on and any Additional Amounts payable in respect of such holder's Senior Debt Securities on or after the due dates expressed in such Senior Debt Securities.

  The Company must furnish to the Trustee a statement, detailing any Defaults of which it is aware, within five days of the occurrence of any Default.

REPORTS

  The Indenture requires the annual filing by the Company with the Trustee of a certificate as to compliance with certain covenants contained in the Indenture. The Indenture provides that the Company will file with the Trustee copies of the annual reports and other information, documents and reports which the Company is required to file with the Commission pursuant to the Exchange Act. The Company shall also comply with the requirements of Section 314(a) of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

SUCCESSOR COMPANY

  The Indenture provides that the Company will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets or assign any of its obligations under Senior Debt Securities or the Indenture to any Person unless (i) the entity formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition or assignment shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof, or the District of Columbia; (ii) the Surviving Entity assumes by a supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Senior Debt Securities and the Indenture; and (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. With respect to the sale of assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, and therefore it may be unclear as to whether a disposition of assets comes within the terms of this provision.

DISCHARGE

  The Indenture provides that it will cease to be of further effect (except that certain obligations will survive) with respect to the Senior Debt Securities when all outstanding Senior Debt Securities authenticated and issued have been delivered (other than destroyed, lost or stolen Senior Debt Securities that have been replaced or paid) to the Trustee for cancellation and the Company has paid all sums payable under the Indenture.

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of Senior Debt Securities at the time outstanding under the Indenture, to enter into supplemental indentures to amend any of the provisions of the Indenture or any supplemental indenture with respect to such series of Senior Debt Securities; provided that, unless consented to by each affected holder of Senior Debt Securities, no such supplemental indenture may (1) reduce the amount of such series of Senior Debt Securities whose holders must consent to an amendment or a waiver; (2) reduce the rate of or change the time for payment of interest or Additional Amounts, including default interest on any such Senior Debt Security; (3) reduce the principal of or change the Stated Maturity of any such Senior Debt Security or alter the provisions with respect to redemption; (4) make any such Senior Debt Security payable in money other than that stated in such Senior Debt Security;
(5) make any change in the types of amendment that need the approval of every affected holder of such series of Senior Debt Securities; (6) with respect to the Indenture, affect the ranking of such Senior Debt Securities; or (7) waive a Default in the payment of principal of, any Additional Amounts payable in respect of or interest on, or with respect to, any such Senior Debt Security.

  The Trustee and the Company may enter into supplemental indentures which amend the Indenture or a series of Senior Debt Securities without the consent of any holder of Senior Debt Securities of such series in order to: (a) cure any ambiguity, omission, defect or inconsistency; (b) comply with the Indenture concerning the substitution of successor corporations pursuant to a merger or consolidation; (c) comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (d) provide for uncertificated securities; (e) make any change that does not materially adversely affect the legal rights of any holder of Senior Debt Securities of such series under the Indenture as then in effect; (f) secure the Senior Debt Securities and make intercreditor arrangements with respect to any such Senior Debt Securities (unless prohibited by the Indenture); (g) provide for a replacement Trustee; (h) add to the covenants and agreements of the Company for the benefit of all the holders of all of the Senior Debt Securities of such series and surrender any right or power reserved for the Company in the Indenture; or (i) add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Senior Debt Securities, provided that any such addition, change or elimination (1) shall neither apply to any Senior Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holder of any such Senior Debt Security with respect to such provision or (2) shall become effective only when there is no Senior Debt Security outstanding under the Indenture.

DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to a series of Senior Debt Securities (except for the obligations to register the transfer or exchange of such series of Senior Debt Securities, to replace mutilated, destroyed, lost or stolen Senior Debt Securities, to maintain an office or agency in respect of such series of Senior Debt Securities, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of, interest on and any Additional Amounts payable in respect of such series of Senior Debt Securities when due) ("defeasance") or (b) to be released from its obligations with respect to certain covenants, including those described above under "Certain Covenants--Limitation on Liens" and "--Limitations on Sale and Leaseback Transactions" above ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations and/or Eligible Obligations (each as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any Additional Amounts payable in respect of the outstanding Senior Debt Securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) with regard to certain matters, including an opinion to the effect that the holders of such series of Senior Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

CONCERNING THE TRUSTEE

  The Bank of New York is the Trustee under the Indenture and is an "eligible trustee" under the Trust Indenture Act. The Company maintains normal commercial banking relations with The Bank of New York, which is also the trustee under certain other indentures of the Company.

CERTAIN DEFINITIONS

  "Additional Amounts" shall mean any additional amounts which are required by any Senior Debt Securities, under circumstances specified therein, to be paid by the Company in respect of certain taxes imposed on certain holders of such Senior Debt Securities, or as otherwise specified in the terms of such Senior Debt Securities, and which are owing to such holders.

  "Affiliate" shall mean, with respect to any Person, another Person directly or indirectly controlling or controlled by or under direct or indirect common control with such first Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

  "Capital Stock"shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital stock or equity interests in a partnership, joint venture, limited liability company or other equity that is outstanding or issued on or after the Issue Date, including, without limitation, all classes and series of such Person's common stock or ordinary shares, preferred stock and preference stock.

  "Capitalized Lease Obligation" shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Consolidated Net Worth" shall mean the excess of assets over liabilities of the Company and its consolidated Subsidiaries, plus Minority Interests, as determined from time to time in accordance with GAAP.

  "Default" shall mean any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Indebtedness" shall mean, with respect to any Person, at any date, any of the following, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property; (ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction other than entered into in the ordinary course of business; (iv) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided, that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such indebtedness secured by such Lien or the fair market value of the assets of the property securing such Lien;
(v) all indebtedness of others (including all interest and dividends on any indebtedness or preferred stock of any other Person for the payment of which
is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; and (vi) obligations in respect of Currency Agreements and Interest Swap Obligations (as such capitalized terms are defined in the Indenture).

  "Issue Date" shall mean the first date on which a Senior Debt Security is authenticated by the Trustee pursuant to an Indenture.

  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party or property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

  "Minority Interest" is defined as any shares of stock of any class of a Subsidiary that are not owned by the Company or a Subsidiary.

  "Permitted Liens" shall mean, with respect to any Person: (i) Liens existing on the Issue Date; (ii) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of the Company or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries; (iii) Liens in favor of the Company or any of its Restricted Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds; (vi) Liens on Property to secure Indebtedness incurred for the purpose of (a) financing all or any part of the purchase price of such Property incurred prior to, at the time of, or within 180 days after, the acquisition of such Property or (b) financing all or any part of the cost of construction, improvement, development or expansion of any such Property; (vii) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens on current assets of Restricted Subsidiaries securing Indebtedness of such Restricted Subsidiaries; and (ix) any extensions, substitutions, replacements or renewals in whole or in part of a Lien (an "existing Lien") enumerated in clauses (i) through (viii) above; provided that the Lien may not extend beyond
(A) the Property or Indebtedness subject to the existing Lien and (B) improvements and construction on such Property and the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien.

  "Person" shall mean any individual, corporation, partnership, limited partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

  "Principal Property" shall mean any manufacturing plant or warehouse owned or leased by the Company or any Subsidiary, the gross book value of which exceeds one percent of Consolidated Net Worth, other than manufacturing plants and warehouses which the Board of Directors by resolution declares, together with all other plants and warehouses previously so declared, are not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety.

  "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

  "Restricted Subsidiary" shall mean (i) IMC Global Operations Inc., International Minerals & Chemical (Canada) Global Limited ("IMC-Canada"), IMC-Agrico, PLP, IMC Inorganic Chemicals Inc. and Penrice Holdings Pty., and any intermediate holding company between either IMC Global Operations Inc., IMC-Canada, IMC-Agrico, PLP, IMC Inorganic Chemicals Inc. or Penrice Holdings Pty. and the Company and (ii) any other Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Stated Maturity," when used with respect to any security or any installment of interest thereon, shall mean the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

  "Subsidiary" of any Person shall mean (i) any Person of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, and (ii) any partnership, joint venture or other Person in which such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary so designated; provided, however, that the Subsidiary to be so designated has total assets of $5,000 or less.

                                 EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Securities were originally sold by the Company on August 11, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Securities to qualified institutional buyers in reliance on Rule 144A. As a condition to the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Initial Purchasers for the benefit of the holders of the Notes and the Debentures in which the Company agreed for the benefit of the holders of the Notes and the Debentures to use its reasonable best efforts (i) to file with the Commission within 90 calendar days after the date on which the Company delivered the Old Notes and the Old Debentures to the Initial Purchasers (the "Closing Date") a registration statement (the "Registration Statement") with respect to notes and debentures identical in all material respects to the Old Notes and the Old Debentures, respectively, (except that the Exchange Notes and the Exchange Debentures will not contain terms with respect to transfer restrictions and will not provide for any increase in the interest rate thereon under the circumstances described below) and (ii) to cause the Registration Statement to be declared effective under the Securities Act within 150 calendar days after the Closing Date. Promptly after the Registration Statement has been declared effective, the Company will offer to holders of Old Notes and Old Debentures, as applicable, the opportunity to exchange all their Old Notes and Old Debentures for Exchange Notes and Exchange Debentures, respectively. The Company will keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes and Old Debentures but will, in any event, use its reasonable best efforts to cause the Exchange Offer to be consummated within 180 days of the Closing Date. For each Old Note validly tendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount equal to the principal amount of the tendered Old Note. For each Old Debenture validly tendered to the Company pursuant to the Exchange Offer, the holder of such Old Debenture will receive an Exchange Debenture having a principal amount equal to the principal amount of the tendered Old Debenture. Interest on each Exchange Note and Exchange Debenture will accrue from the last Interest Payment Date to which interest was paid on the Old Note or Old Debenture (as the case may be) surrendered in exchange therefor or, if no interest has been paid on such Old Note or Old Debenture, from the date of the original issuance thereof. Holders of the Old Notes or the Old Debentures whose Old Notes or Old Debentures are accepted for exchange will not receive accrued interest on such Old Notes or Old Debentures for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes or Old Debentures prior to the original issue date of the Exchange Notes or Exchange Debentures or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes or Old Debentures, and will be deemed to have waived the right to receive any interest on such Old Notes or Old Debentures accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after August 11, 1998.

  Based on existing interpretations of the Securities Act by the Staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes and the Exchange Debentures to be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Old Notes or Old Debentures who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes or the Exchange Debentures, or any broker-dealer who purchased the Old Notes or the Old Debentures from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Old Notes or Old Debentures, as applicable, in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes or Old Debentures, as applicable, unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Notes or the Exchange Debentures as it has in such no-action letters to third parties.

  Each holder of Old Notes or Old Debentures (other than certain specified holders) who wishes to exchange the Old Notes or the Old Debentures, as applicable, for Exchange Notes or Exchange Debentures, as applicable, in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) the Exchange Notes or the Exchange Debentures, as applicable, to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes or the Exchange Debentures, as applicable, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act). Each Participating Broker-Dealer that receives Exchange Notes or Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes or the Old Debentures for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes or Exchange Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Commission has taken the position in the above-mentioned no-action letters that Participating Broker-Dealers who acquired Old Notes or Old Debentures for their own accounts as a result of market-making or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Notes or the Exchange Debentures, as applicable, other than a resale of an unsold allotment from the original sale thereof, with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a plan of distribution with respect to the resale of such Exchange Notes and Exchange Debentures. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes or Exchange Debentures, as applicable, for a period of 180 days from the issuance of the Exchange Notes or the Exchange Debentures, as applicable. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale (provided that the Company has received prior written notice from such Participating Broker-Dealer of its status as a Participating Broker-Dealer). See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on the above-mentioned no-action letters and must comply with the registration and delivery requirements of the Securities Act in connection with any resale transaction.

  If: (i) because of any change in law or in currently prevailing interpretations of the Staff, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 180 days of the Closing Date or (iii) upon the request of any Initial Purchaser, if such Initial Purchaser is not permitted, in the reasonable opinion of counsel, pursuant to applicable law or applicable interpretations of the Staff, to participate in the Exchange Offer and thereby receive securities that are freely tradeable without restriction under the Securities Act and applicable blue sky or state securities laws, then in each case, the Company will (x) promptly deliver to the holders written notice thereof and (y) at the Company's sole expense (a) as promptly as practicable (but in no event more than 90 days after so required or requested pursuant to the Registration Rights Agreement), file a shelf registration statement covering resales of the Old Notes and the Old Debentures (the "Shelf Registration Statement"), (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the Closing Date or such time as all of the applicable Old Notes and Old Debentures have been sold thereunder. The Company will, if a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes and the Old Debentures has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes and the Old Debentures. A holder that sells Old Notes or Old Debentures pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations). The Company shall have no obligation to include in the Shelf Registration Statement holders who do not deliver such information to the Company.

  If the Company fails to comply with certain provisions of the Registration Rights Agreement, in each case as described below, then a special interest premium (the "Special Interest Premium") shall become payable in respect of the Old Notes and the Old Debentures.

  If: (i) the Registration Statement is not filed with the Commission on or prior to the 90th day following the Closing Date, (ii) the Registration Statement is not declared effective on or prior to the 150th day following the Closing Date or (iii) the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective on or prior to the 180th day following the Closing Date, the Special Interest Premium shall accrue in respect of the Old Notes and the Old Debentures from and including the next day following each of (a) such 90-day period in the case of clause (i) above, (b) such 150-day period in the case of clause (ii) above and (c) such 180-day period in the case of clause (iii) above, in each case at a rate equal to 0.25% per annum. The aggregate amount of the Special Interest Premium in respect of each of the Old Notes and the Old Debentures payable pursuant to the above provisions will in no event exceed 0.25% per annum and provided, further, that if the Registration Statement is not declared effective on or prior to the 150th day following the Closing Date and the Company shall request holders of Old Notes and Old Debentures to provide the information called for by the Registration Rights Agreement referred to herein for inclusion in the Shelf Registration Statement, the Old Notes or Old Debentures, as the case may be, owned by holders who do not deliver such information to the Company when required pursuant to the Registration Rights Agreement will not be entitled to any such increase in the interest rate for any day after the 180th day following the Closing Date. Upon (1) the filing of the Registration Statement after the 90-day period described in clause (i) above, (2) the effectiveness of the Registration Statement after the 150-day period described in clause (ii) above or (3) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 180-day period described in clause (iii) above, the interest rate on the Old Notes and the Old Debentures from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate for the Old Notes and the Old Debentures, respectively.

  If a Shelf Registration Statement is declared effective pursuant to the foregoing paragraphs, and if the Company fails to keep such Shelf Registration Statement continuously (x) effective or (y) useable for resales for the period required by the Registration Rights Agreement due to certain circumstances relating to pending corporate developments, public filings with the Commission and similar events, or because the prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and such failure continues for more than 60 days (whether or not consecutive) in any twelve-month period (the 61st day being referred to as the "Default Day"), then from the Default Day until the earlier of (i) the date that the Shelf Registration Statement is again deemed effective or is useable, (ii) the date that is the second anniversary of the Closing Date (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) or (iii) the date as of which all of the Old Notes and the Old Debentures are sold pursuant to the Shelf Registration Statement, the Special Interest Premium in respect of the Old Notes or the Old Debentures, as applicable, shall accrue at a rate equal to 0.25% per annum.

  If the Company fails to keep the Shelf Registration Statement continuously effective or useable for resales pursuant to the preceding paragraph, it shall give the holders notice to suspend the sale of the Old Notes and the Old Debentures and shall extend the relevant period referred to above during which the Company is required to keep effective the Shelf Registration Statement (or the period during which Participating Broker-Dealers are entitled to use the prospectus included in the Registration Statement in connection with the resale of Exchange Notes or Exchange Debentures, as the case may be) by the number of days during the period from and including the date of the giving of such notice to and including the date when holders shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Old Notes and the Old Debentures or to and including the date on which the Company has given notice that the sale of the Old Notes and the Old Debentures may be resumed, as the case may be.

  The Registration Rights Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Exchange Offer Registration Statement. In addition, the information set forth above concerning certain interpretations and positions taken by the Staff is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

  Any Old Notes or Old Debentures not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and benefits and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes or Old Debentures will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for registration under the Securities Act of the Old Notes or the Old Debentures held by them. To the extent that Old Notes or Old Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes and Old Debentures could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes and Old Debentures validly tendered in accordance with the procedures described below on or prior to the Expiration Date and not withdrawn. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer and $1,000 principal amount of Exchange Debentures in exchange for each $1,000 principal amount of outstanding Old Debentures accepted in the Exchange Offer. Holders may tender some or all of their Old Notes or Old Debentures pursuant to the Exchange Offer. However, Old Notes and Old Debentures may each be tendered only in integral multiples of $1,000.

  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes or Old Debentures being tendered. As of the date of this Prospectus, $200,000,000 aggregate principal amount of Old Notes were outstanding and $100,000,000 aggregate principal amount of Old Debentures were outstanding. The Company has fixed the close of business on , 1998 as the record date for the Exchange Offer for purposes of determining the holders to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Old Notes or Old Debentures do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder. Old Notes and Old Debentures which are not tendered for exchange, which are tendered but validly withdrawn or which are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but not be entitled to any further registration rights under the Registration Rights Agreement.

  The Company shall be deemed to have accepted validly tendered Old Notes or Old Debentures when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes and the Exchange Debentures from the Company.

  If any tendered Old Notes or Old Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes or Old Debentures (if such securities were certificated) will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes or Old Debentures in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes or Old Debentures pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on , 1998, unless extended by IMC in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will notify the holders by issuing a press release regarding such extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  The Company reserves the right, in its sole discretion, subject to applicable law and the terms of the Registration Rights Agreement, at any time or from time to time, (i) to delay accepting any Old Notes or Old Debentures, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

PROCEDURES FOR TENDERING

  Only a holder of Old Notes or Old Debentures may tender such Old Notes or Old Debentures in the Exchange Offer. For a holder to tender Old Notes or Old Debentures validly pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must be received by the Exchange Agent at the address set forth under "-- Exchange Agent" on or prior to the Expiration Date. In addition, on or prior to the Expiration Date, either (A) certificates for tendered Old Notes or Old Debentures must be received by the Exchange Agent at such address or (B) such Old Notes or Old Debentures must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

  By executing the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message in lieu thereof), each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OLD NOTES OR OLD DEBENTURES AND THE LETTER OF TRANSMITTAL, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE TRANSMITTED THROUGH THE DTC AUTOMATED TENDER OFFER PROGRAM, AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES OR OLD DEBENTURES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes or Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Old Notes or Old Debentures tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes or Old Debentures listed therein, such Old Notes or Old Debentures must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes or Old Debentures with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Old Notes, Old Debentures or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes and the Old Debentures at the Book-Entry Transfer Facility for the purpose of facilitating the Exchange Offer, and, subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes and Old Debentures by causing such Book-Entry Transfer Facility to transfer such Old Notes or Old Debentures, as applicable, into the Exchange Agent's account with respect to the Old Notes or Old Debentures in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes or Old Debentures may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes or tendered Old Debentures and withdrawal of tendered Old Notes or tendered Old Debentures will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes and Old Debentures not properly tendered or any Old Notes or Old Debentures the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes or Old Debentures. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes or Old Debentures must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes and Old Debentures, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes or Old Debentures will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes or Old Debentures received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes or Old Debentures and (i) whose Old Notes or Old Debentures are not immediately available, (ii) who cannot deliver their Old Notes or Old Debentures, the Letter of Transmittal (or, in the case of a book-entry transfer, delivering an Agent's Message in lieu thereof) or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer (including delivery of an Agent's Message), prior to the Expiration Date, may effect a tender if:

    (a) the tender is made by or through an Eligible Institution;

    (b) on or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (i) an Agent's Message with respect to guaranteed delivery that is accepted by the Company or (ii) a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes or Old Debentures (or, in the case of book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility) and the principal amount of Old Notes or Old Debentures tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu thereof) together with the certificate(s) representing the Old Notes or the Old Debentures (or a confirmation of book-entry transfer of such Old Notes or Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (of facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu thereof), as well as the certificate(s) representing all tendered Old Notes or Old Debentures in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes or Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, the delivery of Exchange Notes and Exchange Debentures in exchange for Old Notes and Old Debentures, respectively, tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes or Old Debentures (as applicable), or of a book-entry confirmation with respect to such Old Notes or Old Debentures (as applicable), and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of Exchange Notes and Exchange Debentures (as applicable) might not be made to all tendering holders at the same time, and will depend upon when Old Notes and Old Debentures (as applicable), book-entry confirmations with respect to Old Notes and Old Debentures (as applicable) and other required documents are received by the Exchange Agent.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes or Old Debentures may be withdrawn at any time on or prior to the Expiration Date.

  To withdraw a tender of Old Notes or Old Debentures in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein on or prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes or Old Debentures to be withdrawn (the "Depositor"), (ii) identify the Old Notes or Old Debentures to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes or Old Debentures transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes or Old Debentures were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the

Trustee with respect to the Old Notes and the Old Debentures register the transfer of such Old Notes or Old Debentures into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes or Old Debentures are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes or Old Debentures so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes or Exchange Debentures will be issued with respect thereto unless the Old Notes or the Old Debentures so withdrawn are validly retendered. Any Old Notes or Old Debentures which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes or Old Debentures may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes or Exchange Debentures for, any Old Notes or Old Debentures, respectively, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes or Old Debentures, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

    (b) any law, statute, rule, regulation or interpretation by the Staff is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and Old Debentures and return all tendered Old Notes and Old Debentures to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes and Old Debentures tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes or Old Debentures (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes and Old Debentures which have not been withdrawn. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and the Old Debentures, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

  The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                              THE BANK OF NEW YORK

  By Hand or Overnignt     By Facsimile Transmission:     By Registered or
        Delivery:         (Eligible Institutions Only)     Certified Mail:



  The Bank of New York           (212) 815-6339         The Bank of New York
   101 Barclay Street                                  101 Barclay Street, 7E

Corporate Trust Services    To Confirm by Telephone   New York, New York 10286
         Window             or for Information Call:         Attention:
      Ground Level                                         Reorganization

       Attention:                (212) 815-6337        Section,
     Reorganization
 Section,

  DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes and Old Debentures pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes or Old Debentures pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or on any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with this Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The Exchange Notes and the Exchange Debentures will be recorded at the same carrying value as the Old Notes and the Old Debentures, respectively, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of each of the Exchange Notes and the Exchange Debentures on a pro rata basis.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Old Notes and the Old Debentures that are not exchanged for Exchange Notes and Exchange Debentures, respectively, pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes or Old Debentures may offer, sell or otherwise transfer, as applicable, prior to the date that is two years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Old Notes or Old Debentures, as applicable (or any predecessor thereto) (the "Resale Restriction Termination Date") only (a) to the Company or any subsidiary thereof, (b) to the Initial Purchasers, (c) pursuant to a registration statement that has been declared effective under the Securities Act, (d) for so long as the Old Notes or the Old Debentures, as applicable, are eligible for resale pursuant to Rule 144A, to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A or (e) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and to compliance with any applicable state securities laws; it being understood that prior to any offer, sale or other transfer of Old Notes or Old Debentures, as applicable, in certificated form prior to the Resale Restriction Termination Date pursuant to clause (e) above, the Company reserves the right to require the delivery of an opinion of counsel, certification and/or other information satisfactory to the Company.

  The Old Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Notes that remain outstanding after consummation of the Exchange Offer and the Exchange Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes have taken certain actions or exercised certain rights under the Indenture. Similarly, the Old Debentures and the Exchange Debentures will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Debentures outstanding after consummation of the Exchange Offer and the Exchange Debentures issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Debentures have taken certain actions or exercised certain rights under the Indenture.

RESALE OF THE EXCHANGE SECURITIES

  Based on existing interpretations of the Securities Act by the Staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes and the Exchange Debentures to be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Old Notes or Old Debentures who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes or the Exchange Debentures, or any broker-dealer who purchased the Old Notes or the Old Debentures from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Old Notes or Old Debentures, as applicable, in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes or Old Debentures, as applicable, unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Notes or the Exchange Debentures as it has in such no-action letters to third parties.

  Each holder of Old Notes or Old Debentures (other than certain specified holders) who wishes to exchange the Old Notes or the Old Debentures, as applicable, for Exchange Notes or Exchange Debentures, as applicable, in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) the Exchange Notes or the Exchange Debentures, as applicable, to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes or the Exchange Debentures, as applicable, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act). Each Participating Broker-Dealer that receives Exchange Notes or Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes or the Old Debentures for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes or Exchange Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Commission has taken the position in the above-mentioned no-action letters that Participating Broker-Dealers who acquired Old Notes or Old Debentures for their own accounts as a result of market-making or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Notes or the Exchange Debentures, as applicable, other than a resale of an unsold allotment from the original sale thereof, with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a plan of distribution with respect to the resale of such Exchange Notes and Exchange Debentures. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes or Exchange Debentures, as applicable, for a period of 180 days from the issuance of the Exchange Notes or the Exchange Debentures, as applicable. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale (provided that the Company has received prior written notice from such Participating Broker-Dealer of its status as a Participating Broker-Dealer). See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on the above-mentioned no-action letters and must comply with the registration and delivery requirements of the Securities Act in connection with any resale transaction.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Notes or Old Debentures for Exchange Notes or Exchange Debentures, respectively, including the applicability and effect of any state, local or foreign tax laws.

  The Company believes that the exchange of Old Notes or Old Debentures for Exchange Notes or Exchange Debentures, respectively, pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes or the Exchange Debentures will not be considered to differ materially in kind or extent from the Old Notes or the Old Debentures, respectively. Rather, the Exchange Notes or the Exchange Debentures received by a holder will be treated as a continuation of the Old Notes or the Old Debentures, respectively, in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Notes or Old Debentures for Exchange Notes or Exchange Debentures, respectively, pursuant to the Exchange Offer.

  The Company may become obligated to pay additional interest to the beneficial owners of the Old Notes and the Old Debentures under certain circumstances described under "Exchange Offer--Purpose and Effect of

Exchange Offer." The Company believes that any such payments of interest should be treated as an "incidental contingency" for purposes of the original issue discount rules because the potential amount of any such interest payments, if required to be made, is expected to be insignificant relative to the total expected amount of remaining payments on the Old Notes and the Old Debentures, and, accordingly, if such interest payments are required to be made, such interest should be taxable to beneficial owners in the same manner as any scheduled payments of interest.

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives Exchange Notes or Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes or the Old Debentures for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes or Exchange Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes or Exchange Debentures, as applicable, for a period of 180 days from the issuance of the Exchange Notes or Exchange Debentures, as applicable. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale (provided that the Company has received prior written notice from such Participating Broker-Dealer of its status as a Participating Broker-Dealer). See "Exchange Offer--Resale of the Exchange Securities."

  The Company will not receive any cash proceeds from any sales of the Exchange Notes or Exchange Debentures by Participating Broker-Dealers. Exchange Notes or Exchange Debentures received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or the Exchange Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes or Exchange Debentures. Any Participating Broker-Dealer that resells the Exchange Notes or Exchange Debentures that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes or Exchange Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes or Exchange Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

  The validity of the Exchange Notes and the Exchange Debentures offered hereby will be passed upon for the Company by Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated balance sheets of Harris Chemical Group, Inc. as of March 29, 1997 and March 30, 1996 and the related consolidated statements of operations, cash flows and common stockholders' equity for each of the three fiscal years in the period ended March 29, 1997 appearing in the Company's Current Report on Form 8-K/A filed on June 15, 1998, which is incorporated by reference in this Prospectus and in the Exchange Offer Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated balance sheets of Harris Chemical Group, Inc. as of March 28, 1998 and March 29, 1997 and the related consolidated statements of operations, cash flows and common stockholders' equity for each of the three fiscal years in the period ended March 28, 1998 appearing in the Company's Current Report on Form 8-K/A filed on September 16, 1998, which is incorporated by reference in this Prospectus and in the Exchange Offer Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Penrice for the year ended June 30, 1997 appearing in the Company's Current Report on Form 8-K/A filed on June 15, 1998, which is incorporated by reference in this Prospectus and in the Exchange Offer Registration Statement, have been audited by Arthur Andersen, Chartered Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of FTX at December 31, 1996 and for each of the three years in the period ended December 31, 1996 appearing in FTX's Annual Report on Form 10-K for the year ended December 31, 1996, which are incorporated by reference in this Prospectus and in the Exchange Offer Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon incorporated by reference herein. In that report, that firm states that its report is based in part on the report of other independent public accountants, Ernst & Young LLP. Such financial statements have been incorporated herein by reference in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CON-TAINED HEREIN, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SO-LICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SO-LICITATION IS NOT AUTHORIZED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLI-CATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSE-QUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   5
Information Incorporated by Reference......................................   5
Forward-Looking Statements.................................................   6
Prospectus Summary.........................................................   7
Risk Factors...............................................................  17
Use of Proceeds............................................................  18
Capitalization.............................................................  18
Ratio of Earnings to Fixed Charges.........................................  19
The Company................................................................  20
Recent Developments........................................................  20
Description of Exchange Notes and Exchange Debentures......................  21
Exchange Offer.............................................................  31
Certain Federal Income Tax Considerations..................................  42
Plan of Distribution.......................................................  43
Legal Matters..............................................................  43
Experts....................................................................  43

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  -----------

                                  PROSPECTUS

                                  -----------

                                 $300,000,000

                                IMC GLOBAL INC.

   OFFER TO EXCHANGE ITS 6 1/2% NOTES DUE 2003 AND ITS 7 3/8% DEBENTURES DUE 2018, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, FOR ANY AND
 ALL OF ITS OUTSTANDING 6 1/2% NOTES DUE 2003 AND 7 3/8% DEBENTURES DUE 2018,
                                 RESPECTIVELY

                                     LOGO

                                         , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Delaware General Corporation Law ("DGCL") permits a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

  The Company's Restated Certificate of Incorporation, as amended, provides that the Company will indemnify each officer and director of the Company to the fullest extent permitted by applicable law. The Company's Amended and Restated By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the Company to the full extent permitted by the DGCL. The indemnification rights conferred by the Company's Restated Certificate of Incorporation, as amended, are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, By-Law, agreement, vote of stockholders or disinterested directors or otherwise. The Company is authorized to purchase and maintain (and the Company maintains) insurance on behalf of its directors and officers.

  The Purchase Agreement and the Registration Rights Agreement included as exhibits to this Registration Statement provide for indemnification of directors and officers of the Company against certain liabilities.

ITEM 21. EXHIBITS.

    EXHIBIT
    NUMBER  DESCRIPTION
    ------- -----------
     4.1    Restated Certificate of Incorporation, as amended, (incorporated by reference to the Company's Current Report on Form 8-K dated November 1,
            1994 (File No. 1-9759)).
     4.2    Certificate of Amendment to Restated Certificate of Incorporation, dated
            October 20, 1994 (incorporated by reference to Exhibit 3.2 of the
            Company's Annual Report on Form 10-K for the fiscal year ended June 30,
            1997 (File No. 1-9759)).
     4.3    Certificate of Amendment to Restated Certificate of Incorporation, dated
            October 23, 1995 (incorporated by reference to Exhibit 3.2 of the
            Company's Registration Statement on Form 8-A/A-1 dated January 12, 1996
            (File No. 1-9759)).
     4.4    Certificate of Amendment to Restated Certificate of Incorporation, dated
            March 1, 1996 (incorporated by reference to Exhibit 3.4 of the Company's
            Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (File
            No. 1-9759)).

    EXHIBIT
    NUMBER  DESCRIPTION
    ------- -----------
     4.5    Certificate of Merger of Freeport-McMoRan Inc. and the Company, dated
            December 22, 1997 (incorporated by reference to Exhibit 3.5 of the
            Company's Annual Report on Form 10-K for the fiscal year ended December
            31, 1997 (File No. 1-9759)).
     4.6    Amended and Restated By-Laws (incorporated by reference to Exhibit 3.6 to the Company's Annual Report on Form 10-K for the fiscal year ended
            December 31, 1997 (File No. 1-9759)).
     4.7    Indenture, dated as of August 1, 1998, between the Company and The Bank of
            New York, as Trustee (incorporated by reference to Exhibit 4.10 to the
            Company's Registration Statement on Form S-3 (No. 333-63503)).
     4.8    Form of 6 1/2% Notes due 2003.
     4.9    Form of 7 3/8% Debentures due 2018.
     4.10   Purchase Agreement, dated August 6, 1998, between the Company and Merrill
            Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc.,
            Chase Securities Inc. and Salomon Brothers Inc, without exhibits thereto.
     4.11   Registration Rights Agreement, dated August 11, 1998, between the Company and the Initial Purchasers.
     4.12   Indenture, dated as of July 17, 1997, between the Company and The Bank of
            New York, as Trustee, relating to the issuance of 6.875% Senior Debentures due July 15, 2007, 7.30% Senior Debentures due January 15, 2020, and 6.55%
            Senior Notes due January 15, 2005 (incorporated by reference to Exhibit
            4.1 to the Company's Current Report on Form 8-K dated July 23, 1997 (File
            No. 1-9759)).
            The Registrant will furnish to the Commission, upon request, each instrument defining the rights of holders of long-term debt of the
            Registrant and its subsidiaries where the amount of such debt does not exceed 10 percent of the total assets of the Registrant and its subsidiaries on a consolidated basis.
     5      Opinion of Kirkland & Ellis.
    12      Computation of Ratio of Earnings to Fixed Charges.
    23.1    Consent of Ernst & Young LLP.
    23.2    Consent of Arthur Andersen, Chartered Accountants.
    23.3    Consent of PricewaterhouseCoopers LLP.
    23.4    Consent of Kirkland & Ellis (included in Exhibit 5).
    23.5    Consent of Arthur Andersen LLP, independent public accountants.
    24      Powers of Attorney.
    25      Statement of Eligibility and Qualification on Form T-1 of the Bank of New
            York, as Trustee (incorporated by reference to Exhibit 25.1 to the
            Company's Registration Statement on Form S-3 (No. 333-63503)).
    99.1    Form of Letter of Transmittal.
    99.2    Form of Notice of Guaranteed Delivery.
    99.3    Form of Instructions to Registered Holder and/or Book-Entry Transfer
            Participant.

ITEM 22. UNDERTAKINGS.

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NORTHBROOK, STATE OF ILLINOIS, ON SEPTEMBER 21, 1998.

                                          IMC GLOBAL INC.

                                                /s/ J. Bradford James
                                          By: _________________________________
                                                    J. Bradford James
                                                Senior Vice President and
                                                 Chief Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


                 *                   Chief Executive Officer       September 21, 1998
____________________________________  (principal executive
       Robert E. Fowler, Jr.          officer), President
                                      (principal operating
                                      officer) and Director

     /s/ J. Bradford James           Senior Vice President and     September 21, 1998
____________________________________  Chief Financial Officer
         J. Bradford James            (principal financial
                                      officer)

      /s/ Anne M. Scavone            Vice President and            September 21, 1998
____________________________________  Controller (principal
          Anne M. Scavone             accounting officer)

                 *                   Chairman and Director         September 21, 1998
____________________________________
         Wendell F. Bueche

                 *                   Director                      September 21, 1998
____________________________________
         Raymond F. Bentele

                 *                   Director                      September 21, 1998
____________________________________
        Robert W. Bruce, III

                 *                   Director                      September 21, 1998
____________________________________
          Rod F. Dammeyer

                 *                   Director                      September 21, 1998
____________________________________
      James M. Davidson, Ph.D.

                 *                   Director                      September 21, 1998
____________________________________
         Rene L. Latiolais

                 *                   Director                      September 21, 1998
____________________________________
          Harold H. MacKay

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

                 *                   Director                      September 21, 1998
____________________________________
          David B. Mathis

                 *                   Director                      September 21, 1998
____________________________________
       Donald F. Mazankowski

                 *                   Director                      September 21, 1998
____________________________________
         Joseph P. Sullivan

                 *                   Director                      September 21, 1998
____________________________________
         Richard L. Thomas

                 *                   Director                      September 21, 1998
____________________________________
          Billie B. Turner


   /s/ J. Bradford James
*By: __________________________
       J. Bradford James
       Attorney In Fact